Exhibit 99.1

                       RICHARD LEWIS COMMUNICATIONS, INC.
                       ----------------------------------
                   PUBLIC RELATIONS o ADVERTISING o MARKETING
     1211 Avenue of the Americas, 43rd Floor, New York, New York 10036-8701
        Telephone: 212/827-0020 Fax: 212/827-0028 E-mail: rlc@rlcinc.com

               NYMAGIC, INC. ANNOUNCES EXTENSION OF EXCHANGE OFFER
                         FOR 6.50% SENIOR NOTES DUE 2014

NEW YORK, New York - June 30, 2004 - NYMAGIC, INC. (NYSE: NYM) today announced that it is extending the expiration date of its offer (the "Exchange Offer") to exchange $100,000,000 aggregate principal amount of its 6.50% Senior Notes due 2014 (the "New Notes"), which are registered under the Securities Act of 1933, as amended (the "Securities Act"), for an equal amount of its outstanding 6.50% Senior Notes due 2014 (the "Old Notes"), which are not registered under the Securities Act.

The Exchange Offer was scheduled to expire at 5:00 p.m., New York City time, on Wednesday, June 30, 2004, unless extended. The Exchange Offer is now scheduled to expire at 5:00 p.m., New York City time, on Thursday, July 1, 2004 (the "Extended Expiration Date").

Holders who validly tender their Old Notes by the Extended Expiration Date will receive New Notes, the terms of which are substantially similar to the terms of the Old Notes, except that the New Notes have been registered under the Securities Act, and, therefore, the certificates for the New Notes will not bear legends restricting their transfer. The Old Notes have not been registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the Old Notes or New Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

NYMAGIC, INC. is an insurance holding company whose property and casualty insurance subsidiaries specialize in underwriting ocean marine, inland marine and non-marine liability insurance, and whose agency subsidiaries specialize in establishing markets for such business. The Company maintains offices in New York, San Francisco and Chicago.

Any forward-looking statements concerning the Company's operations, economic performance and financial condition contained herein, including statements related to the outlook for the Company's performance and the Company's ability to pay dividends in 2004 and beyond, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon a number of assumptions and estimates, which inherently are subject to uncertainties and contingencies, many of which are beyond the control of the Company. Some of these assumptions may not materialize and unanticipated events may occur which could cause actual results to differ materially from such statements. These include, but are not limited to, the cyclical nature of the insurance and reinsurance industry, premium rates, the estimation of loss reserves and loss reserve development, net loss retention, the effect of competition, the ability to collect reinsurance recoverables, the availability and cost of reinsurance, changes in the value of the Company's investment portfolio, changes in the ratings assigned to the Company by rating agencies and other risks and uncertainties as included in the Company's filings with the Securities and Exchange Commission. These risks could cause actual results for the 2004 year and beyond to differ materially from those expressed in any forward-looking statements made. The Company undertakes no obligation to update publicly or revise any forward-looking statements made.

    CONTACT:       George R. Trumbull or George Kallop
                   NYMAGIC. INC. (212) 551-0610
                             or
                   Richard Lewis/Richard Lewis Communications, Inc. 212/827-0020